EXHIBIT 99.1


                 [WILLOW GROVE BANCORP, INC. LETTERHEAD]


Press Release                         FOR IMMEDIATE RELEASE
                                      Contact:  Frederick A. Marcell Jr., CEO
                                      Christopher E. Bell, CFO
                                      Telephone:  215-646-5405


                   WILLOW GROVE BANCORP, INC.  ANNOUNCES
      SECOND QUARTER RESULTS, INCREASED CASH DIVIDEND, AND OPENING OF
                     THEIR FOURTEENTH BANKING OFFICE

     Maple Glen, Pennsylvania - (January 29, 2003) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), reported net income of $1.9 million, or $0.18 diluted earnings per share, for the quarter ended December 31, 2002. This compares to net income of $1.3 million, or $0.11 diluted earnings per share, for the quarter ended December 31, 2001. Net income for the six-month period ended December 31, 2002 was $3.7 million, or $0.34 diluted earnings per share, compared to net income of $2.5 million, or $0.22 diluted earnings per share, for the comparable six-month period ended December 31, 2001. Prior period per share amounts have been adjusted for the Company's exchange and additional share issuance in connection with our conversion and reorganization (the "Conversion and Reorganization") completed on April 3, 2002. Mr. Frederick A. Marcell Jr., President and CEO of the Company stated: "I'm pleased with our second quarter earnings which I feel reflect our efforts in the execution of our current business plan and long-term strategic objectives."

     Net interest income for the three-month and six-month periods ended December 31, 2002 was $7.3 million, and $14.4 million, respectively. This compares favorably to $5.5 million and $11.0 million in net interest income for the respective prior comparable periods. For the three-month and six-month periods ended December 31, 2002, net interest income grew primarily as a result of the combination of increased balances in average interest-earning assets and a reduction in interest rates paid on average interest-bearing liabilities, which more than offset a reduction in average yield on interest-earning assets. The Company's net interest margin increased 22 basis points to 3.73% for the three months ended December 31, 2002 from 3.51% for the three months ended December 31, 2001. The net interest margin increased 21 basis points to 3.73% for the six months ended December 31, 2002 from 3.52% for the six months ended December 31, 2001. The increase in net interest margin was a result of the increase in net interest income and an increase in the ratio of average interest-earning assets to average interest-bearing liabilities, primarily as a result of net proceeds of $62.4 million received from the Company's Conversion and Reorganization.

     The Company's provision for loan losses for the three months and six months ended December 31, 2002 was $422,000 and $752,000, respectively. This compares to $620,000 and $994,000, respectively, for the corresponding prior fiscal year periods. During the three months ended December 31, 2002 the Company made specific provisions of $338,000 related to a previously reported non-performing commercial real estate loan with an original balance of $675,000. The Company is in the process of foreclosure of the property securing this loan and anticipates taking possession within the next few months. Provisions for loan losses are based primarily upon the Company's regular review of the credit quality of its loan portfolio, the net charge-offs during the period and other factors.

     Non-interest income decreased $308,000, or 32.2% to $650,000 for the three-month period ended December 31, 2002 compared to $958,000 for the similar prior fiscal year period. Non-interest income decreased $350,000, or 23.4% to $1.1 million for the six-month period ended December 31, 2002 compared to $1.5 million for the similar prior fiscal year period. The decreases were primarily a result of the Company's reduction in gains on sale of loans and investments during the second quarter of fiscal 2003.

     Non-interest expense increased $739,000, or 19.0% to $4.6 million for the three-month period ended December 31, 2002 compared to $3.9 million for the similar prior fiscal year period. Non-interest expense increased $1.5 million, or 20.0% to $9.2 million for the six-month period ended December 31, 2002 compared to $7.7 million for the similar prior year period. The increases were primarily a result of general increases in compensation and benefits, an increase in our personnel costs due to the opening of our thirteenth banking office in April 2002 and increased employee stock ownership plan ("ESOP") and increased Recognition and Retention Plan ("RRP") expense. ESOP expense increased $306,000, or 309.1% to $405,000 for the six months ended December 31, 2002 compared to $99,000 for the six months ended December 31, 2001. The increase in ESOP expense was primarily the result of stock price appreciation, as well as the increased number of shares in the ESOP due to the Conversion and Reorganization. The RRP expense increased $55,000, or 67.3% to $136,000 for the six months ended December 31, 2002 compared to $81,000 for the six months ended December 31, 2001 due to shares distributed from the 2002 RRP Trust. Occupancy costs also increased due to the operation of our thirteenth banking office. Additionally, other expenses increased due to general increases in back office operations and the costs associated with being a recently converted public company.

     Total assets amounted to $807.2 million at December 31, 2002, an increase of $47.4 million, or 6.2% from June 30, 2002.
The increase in assets resulted from securities available for sale and held to maturity increasing a combined $19.9 million, or 7.4% primarily as a result of the investment of proceeds received in the Company's Conversion and Reorganization, and certain leverage strategies funded by Federal Home Loan Bank advances. Net loans increased $20.4 million, or 4.6%, from $443.9 million at June 30, 2002 to $464.3 million at December 31, 2002 due primarily to an increase in the single-family residential mortgage, construction and commercial real estate loan portfolios. During the second quarter of fiscal 2003, single-family residential loans increased $5.3 million, or 2.9%, construction loans increased $1.5 million, or 5.1%, commercial real estate and multi-family real estate loans increased $14.0 million, or 10.4% and commercial business loans increased $2.1 million, or 9.8%. Partially offsetting these increases were declines of $204,000, or 2.1% in consumer loans and $1.9 million, or 2.6% in home equity loans. Total liabilities amounted to $681.9 million at December 31, 2002, an increase of $46.5 million, or 7.3% from June 30, 2002. Deposits increased $12.4 million, or 2.3%, to $542.2 million, with core deposits increasing $12.7 million, or 5.7%, to $236.6 million, while borrowings increased $33.4 million, or 34.1% from June 30, 2002 to December 31, 2002. Total stockholders' equity increased
$858,000 to $125.2 million at December 31, 2002. The change in stockholders' equity was primarily the result of the combination of $1.9 million in net income and accumulated other comprehensive income of $3.1 million, which was partially offset by the purchase of shares in the open market for the Company's 2002 RRP Plan totaling $3.2 million, which are recorded as a contra-equity account, and dividend payments of $1.6 million during the six months ended December 31, 2002.

     The Company also announced that its Board of Directors, at its January 28, 2003 meeting, increased its quarterly dividend 14.3% to $.08 on each share of common stock of the Company payable on February 17, 2003 to stockholders of record at the close of business on February 3, 2003.

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties. President Marcell stated: "We are excited about the recent opening of our 14th banking office in Bustleton (Northeast Philadelphia), PA on January 27, 2003, and pleased to have the opportunity to contribute to the well-being of this community."

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2002, and its other periodic and current reports filed thereafter describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

                           WILLOW GROVE BANCORP, INC.
                (Unaudited Selected Financial and Other Data)

                                           At December 31, 2002        At June 30, 2002
                                           --------------------        ----------------
Selected  Financial Condition Data(1):     (Dollars in thousands, except per share data)
--------------------------------------
Total assets                                 $807,171                   $759,806
Cash and cash equivalents                      33,494                     31,986
Loans receivable, net                         464,273                    443,855
Loans held for sale                             7,802                      1,574
Securities available-for-sale                 270,602                    254,687
Securities held to maturity                    17,923                     13,973
Deposits                                      542,172                    529,752
FHLB advances                                 131,227                     97,824
Stockholders'equity                           125,227                    124,369
Book value per diluted common share             11.55                      11.72


                                                  Three Months Ended                                Six Months Ended
                                       --------------------------------------------  ---------------------------------------------
                                         December 31, 2002     December 31, 2001        December 31, 2002     December 31, 2001
                                       --------------------   ---------------------  ---------------------   ---------------------
Selected Operating Statement Data(1):  (Dollars in thousands, except per share data) (Dollars in thousands, except per share data)
-------------------------------------
Interest income                              $12,034               $11,014                  $24,287               $22,532
Interest expense                               4,783                 5,536                    9,856                11,571
Net interest income                            7,251                 5,478                   14,431                10,961
Provision for loan losses                        422                   620                      752                   994
Total non-interest income                        650                   958                    1,144                 1,494
Total non-interest expense                     4,632                 3,893                    9,223                 7,677
Income tax expense                               933                   641                    1,861                 1,262
Net income                                     1,914                 1,282                    3,739                 2,522
Diluted earnings per share                      0.18                  0.11                     0.34                  0.22

Selected Other Data(1):
-----------------------
Average yield interest-earning assets (2)      6.17%                 7.05%                    6.27%                 7.24%
Average cost interest-bearing liabilities (2)  3.11%                 4.22%                    3.22%                 4.42%
Average interest rate spread (2)               3.06%                 2.83%                    3.05%                 2.82%
Return on average assets (2)                   0.94%                 0.78%                    0.93%                 0.78%
Return on average equity (2)                   6.08%                 7.95%                    5.98%                 7.96%
Net interest margin (2)                        3.73%                 3.51%                    3.73%                 3.52%
Ratio of non-performing assets
   to total assets at period end               0.64%                 0.75%                    0.64%                 0.75%
Ratio of non-performing loans
   to total loans at period end                1.09%                 1.08%                    1.09%                 1.08%
Ratio of allowance for loan loss
   to total loans at period end                1.12%                 1.00%                    1.12%                 1.00%
Ratio of allowance for loan loss
   to non-performing loans at period end     103.84%                92.06%                  103.84%                92.06%
Efficiency ratio                              58.63%                60.49%                   59.22%                61.64%
Full service banking offices at period end        13                    12                       13                    12

(1) The Company completed its Conversion and Reorganization on April 3, 2002. Information for the period prior to such date is for the former "mid-tier holding company," a Federally chartered corporation which also was known as Willow Grove Bancorp, Inc. All per share amounts for periods prior to April 3, 2002 have been adjusted to reflect the additonal shares issued in the Conversion and Reorganization.
(2) Annualized for the three months and six months ended December 31, 2002 and 2001

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